RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated December 14, 2012 To the Product Prospectus Supplement ERN-EI-1, Prospectus Supplement, and Prospectus Each Dated January 28, 2011.	$1,483,000 Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Barrier Booster Notes (the “Notes”) linked to the performance of the Reference Asset named below.

The CUSIP number for the Notes is 78008SSG2. If the level of the Russell 2000® Index (the “Reference Asset”) increases from the Initial Level to the Final Level by 20% or less, or decreases from the Initial Level to the Final Level by 20% or less, the Notes provide a fixed return of 20%. If the level of the Reference Asset increases from the Initial Level to the Final Level by more than 20%, the Notes provide a one-for-one positive return subject to the Maximum Redemption Amount of 134.00% of the principal amount of the Notes. Investors are subject to one-for-one loss of the principal amount of the Notes if the level of the Reference Asset decreases from the Initial Level to the Final Level by more than 20%. Any payments on the Notes are subject to our credit risk.

Issue Date: December 19, 2012

Maturity Date: December 17, 2015

The Notes do not pay interest. The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 28, 2011, and “Selected Risk Considerations” on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$1,483,000.00
Underwriting discounts and commissions	2.75%	$40,782.50
Proceeds to Royal Bank of Canada	97.25%	$1,442,217.50

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $27.50 per $1,000 in principal amount of the Notes and used that commission to allow selling concessions to other dealers of $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price of the Notes included a profit of $10.30 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commissions received by RBCCM, which includes concessions to be allowed to other dealers and the hedging profits of Royal Bank of Canada, was $37.80 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Reference Asset:	Russell 2000® Index

Bloomberg Ticker:	RTY

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	December 14, 2012

Issue Date:	December 19, 2012

CUSIP:	78008SSG2

Valuation Date:	December 14, 2015

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change (a) is positive, but does not exceed 20%, or (b) is zero or negative, but is not less than -20%, then in each case, the investor will receive an amount equal to the principal amount, plus the Booster Coupon.

If, on the Valuation Date, the Percentage Change is greater than 20%, then the investor will receive an amount equal to:

Principal Amount + (Principal Amount x Percentage Change)

However, in this case, this amount will not exceed the Maximum Redemption Amount.

If, on the Valuation Date, the Percentage Change is negative, by more than the Barrier Level (that is, the Percentage Change is between -20.01% and -100%), then the investor will receive a cash payment equal to:

             Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level

Initial Level:	823.75

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Booster Coupon:	20%

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

Maximum Redemption Amount:	134.00% multiplied by the principal amount

Barrier Level:	659.00 (80% of the Initial Level, rounded to two decimal places)

Maturity Date:	December 17, 2015, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 28, 2011.

Term:	Three (3) years

Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 20%.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 28, 2011, as modified by this pricing supplement.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-EI-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000380/m22111424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, the Barrier Level of 80% of the Initial Level, the Booster Coupon of 20%, the Maximum Redemption Amount of 134% of the principal amount, and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive, but less than the Booster Coupon.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 20%) = $1,000 + $200.00 = $1,200.00

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,200.00, a 20.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and exceeds the Booster Coupon (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	50%

	Payment at Maturity:	$1,000 + ($1,000 x 50%) = $1,000 + $500.00 = $1,500.00 however, the Maximum Redemption Amount is $1,340.00

	On a $1,000 investment, a 50% Percentage Change results in a Payment at Maturity of $1,340.00, a 34.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Level).

	Percentage Change:	-10%

	Payment at Maturity:	$1,000 + ($1,000 x 20%) = $1,000 + $200.00 = $1,200.00

	On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,200.00, a 20.00% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Level).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + ($1,000 x -30%) = $1,000 - $300 = $700

	In this case, on a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $700, a -30% return on the Notes.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the level of the Reference Asset.  You will lose 1% percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level if the Final Level is less than 20% of the Initial Level.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Russell Investments Group (“Russell”). Russell, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of Russell discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

Russell began dissemination of the Reference Asset (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Reference Asset.  The Reference Asset was set to 135 as of the close of business on December 31, 1986. The Reference Asset is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Reference Asset is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the Reference Asset

All companies eligible for inclusion in the Reference Asset must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Reference Asset must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

An important criteria used to determine the list of securities eligible for the Reference Asset is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Reference Asset. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Reference Asset.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Reference Asset, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Reference Asset is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Reference Asset using the then existing market capitalizations of eligible companies. Reconstitution of the Reference Asset occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Reference Asset on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Reference Asset reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Reference Asset. The current Reference Asset level is calculated by adding the market values of the Reference Asset’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 3,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Reference Asset. To calculate the Reference Asset, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Reference Asset. In order to provide continuity for the Reference Asset’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the Reference Asset or any data included in the Reference Asset and has no liability for any errors, omissions, or interruptions in the Reference Asset. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the Reference Asset or any data included in the Reference Asset in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Reference Asset or any data included in the Reference Asset. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Reference Asset to track general stock market performance or a segment of the same. Russell’s publication of the Reference Asset in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Reference Asset is based. Russell ' only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the Reference Asset, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Reference Asset. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2009, 2010 and 2011, the first three quarters of 2012, and for the period from October 1, 2012 through December 14, 2012.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2009	3/31/2009	519.18	342.57	422.75
4/1/2009	6/30/2009	535.85	412.77	508.28
7/1/2009	9/30/2009	625.31	473.54	604.28
10/1/2009	12/31/2009	635.99	553.32	625.39

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	2/30/2012	847.92	736.78	830.30
4/1/2012	6/29/2012	841.06	729.75	798.49
7/1/2012	9/28/2012	868.50	765.05	837.45
10/1/2012	12/14/2012	853.57	763.55	823.75

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about December 19, 2012, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Dividend Equivalent. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014.  Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC

Bullish Barrier Booster Notes Linked to the Russell 2000® Index, Due December 17, 2015

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

RBC Capital Markets, LLC